Exhibit 99.1

Pier 1 Imports, Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Provides Q1 and Fiscal Year 2016 Financial Guidance; Announces Real Estate Optimization Initiative

FORT WORTH, Texas--(BUSINESS WIRE)--April 8, 2015--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the fourth quarter and fiscal year ended February 28, 2015.

Fiscal 2015 Key Financial Metrics

  Total sales increased 5.3% (5.8% on a constant currency basis);
  Company comparable sales rose 4.7% (5.2% on a constant currency basis);
  E-Commerce sales represented 11% of total sales;
  Gross profit of $749.7 million, or 40.2% of total sales; Merchandise margin of $1.081 billion, or 58.0% of total sales;
  Net income of $75.2 million; EBITDA of $176.3 million, or 9.5% of total sales;
  Operating income of $127.3 million, or 6.8% of total sales;
  Fully diluted earnings per share of $0.82; Adjusted fully diluted earnings per share of $0.84;
  Repurchased $173.9 million of the Company’s common stock in fiscal 2015; and
  Distributed $21.6 million to shareholders through quarterly cash dividends.

Fiscal 2015 Operating Highlights

  Upgraded information technology and systems in support of ‘1 Pier 1,’ including:
    Optimization of www.pier1.com for mobile devices
    Improved site speed and streamlined checkout
    Online recommendations
  Strengthened merchandising, marketing, e-Commerce and information technology teams;
  Expanded online-only merchandise assortments;
  Rolled out nationwide white-glove, in-home delivery;
  Introduced new in-store selling tools, including swatch stations, PCs and tablets; and
  Opened a second e-Commerce fulfillment center.

Alex W. Smith, President and Chief Executive Officer, stated, “Our omni-channel transformation is largely complete and from a brand strength and customer facing perspective we could not be more pleased with the results. However, fiscal 2015 clearly did not turn out as we had originally budgeted and we are very disappointed with the result. Our job now is to use the strength of the Pier 1 Imports brand and our investments in it to improve our profitability.”

“We are confident in the investments we have made which have allowed us not only to build a $200+ million e-Commerce channel in just two years, but also a platform to develop new growth vehicles and brands. In the short term our focus is on improving the profitability of our Pier 1 Imports brand. We now have the ability to engage our customers more frequently – through broader product offerings, expanded customer service options, tailored merchandising and marketing strategies and aspirational brand positioning. Pier 1 Imports’ brand health and competitive positioning remain strong, our customer can shop however she chooses, and we have multiple paths to grow the business and drive improved profitability.”

Fourth Quarter Fiscal 2015 Results

Net income for the fourth quarter ended February 28, 2015, was $33.1 million, or $0.37 per share, compared to $42.6 million, or $0.41 per share in the fourth quarter ended March 1, 2014. In the fourth quarter of fiscal 2015, non-GAAP adjusted net income (excluding the after-tax effect of retirement related expenses for the Company’s former chief financial officer) was $35.1 million, or $0.39 per share (see GAAP to non-GAAP reconciliation below). Total sales for the fourth quarter were $543.6 million compared to $515.8 million in the same period last year. Company comparable sales increased 5.7% (6.4% on a constant currency basis after adjusting for a 70 basis point impact attributable to the year-over-year devaluation of the Canadian Dollar) and reflect increases in brand traffic and average ticket, and online conversion.

Merchandise margin (the result of adding back delivery, fulfillment and store occupancy costs to gross profit) in the fourth quarter totaled $302.1 million, or 55.6% of total sales, compared to $292.0 million, or 56.6% of total sales in the fourth quarter of fiscal 2014. The year-over-year decline in merchandise margin, as a percentage of total sales, is attributable to approximately $6.0 million of increased supply chain expenses, primarily incremental costs incurred within the Company’s distribution network during the quarter. Incremental costs related to the Company’s distribution network – which impacts merchandise margin – will be ongoing in the first quarter of fiscal 2016, and will affect the first and second quarters. Gross profit in the fourth quarter totaled $214.4 million, or 39.4% of total sales, compared to $214.4 million, or 41.6% of total sales in the fourth quarter of fiscal 2014.

Fourth quarter selling, general and administrative expenses were $149.0 million, or 27.4% of total sales, compared to $133.9 million, or 26.0% of total sales a year ago. The following table details the breakdown of selling, general and administrative expenses for the fourth quarter of fiscal 2015 as compared to the same period last year (in millions).

	Three Months Ended
	February 28, 2015		March 1, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$72.6	13.4%	$66.3	12.8%
Operational expenses	18.0	3.3%	17.8	3.5%
Marketing	20.8	3.8%	19.8	3.8%
Other selling, general and administrative	37.6	6.9%	30.1	5.8%
Total selling, general and administrative	$149.0	27.4%	$133.9	26.0%

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of fiscal 2015 was $67.6 million compared to $80.8 million for the same period in the prior year. Fourth quarter operating income was $53.1 million compared to $70.1 million in the fourth quarter of fiscal 2014.

Fiscal 2015 Results

For the fiscal year ended February 28, 2015, the Company reported net income of $75.2 million, or $0.82 per share, compared to $107.5 million, or $1.01 per share for the fiscal year ended March 1, 2014. In fiscal 2015, non-GAAP adjusted net income (excluding the after-tax effect of retirement related expenses mentioned above) was $77.2 million, or $0.84 per diluted share (see GAAP to non-GAAP reconciliation below). Fiscal 2015 total sales increased 5.3% to $1.866 billion, from $1.772 billion last year. Company comparable sales increased 4.7% (5.2% on a constant currency basis after adjusting for a 50 basis point impact attributable to the year-over-year devaluation of the Canadian Dollar) and reflect increases in brand traffic, store and online conversion and average ticket.

The Company generated merchandise margin of $1.081 billion, or 58.0% of total sales, compared to $1.048 billion, or 59.2% of sales in fiscal 2014. Fiscal 2015 gross profit totaled $749.7 million, or 40.2% of total sales, compared to $745.6 million, or 42.1% of sales in fiscal 2014.

Selling, general and administrative expenses were $576.1 million, or 30.9% of total sales, compared to $531.2 million, or 30.0% of total sales a year ago. The following table details the breakdown of selling, general, and administrative expenses for fiscal 2015, as compared to fiscal 2014 (in millions).

	Twelve Months Ended
	February 28, 2015		March 1, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$270.4	14.5%	$256.4	14.5%
Operational expenses	66.8	3.6%	58.5	3.3%
Marketing	101.0	5.4%	90.2	5.1%
Other selling, general and administrative	137.9	7.4%	126.2	7.1%
Total selling, general and administrative	$576.1	30.9%	$531.2	30.0%

Full year fiscal 2015 EBITDA was $176.3 million compared to $215.4 million in the prior year. Operating income was $127.3 million compared to $175.5 million in fiscal 2014.

Balance Sheet Highlights and Share Repurchase Program

As of February 28, 2015, the Company remained in strong financial condition with $100.1 million of cash and cash equivalents, $199.0 million outstanding under its term loan, and no cash borrowings under its $350 million revolving line of credit. Inventories at fiscal 2015 year end totaled $478.8 million, compared to $377.7 million in the prior year. Capital expenditures for fiscal 2015 totaled $81.9 million and were used for infrastructure and technology development in support of ‘1 Pier 1,’ supply chain upgrades, existing store improvements and new store openings.

“Although fiscal 2015 ending inventories are higher than originally planned, their complexion is healthy and not believed to pose a substantial markdown risk,” stated Mr. Smith. “We expect inventory levels to begin to moderate as we move through the second half of fiscal 2016. Importantly, sell-through on our Easter merchandise was robust - we anticipate that Company comparable sales growth will be approximately 4% in the first quarter, reflecting strong customer response to our spring assortments.”

During the fiscal year ended February 28, 2015, the Company repurchased a total of 10.3 million shares of its common stock for approximately $173.9 million, or 10.4% of its shares of common stock outstanding as of the start of fiscal 2015. Of the Company’s $200 million share repurchase program announced in April 2014, $122.2 million remains available for repurchases.

As of April 8, 2015, approximately 90.2 million shares of the Company’s common stock were outstanding.

“In fiscal 2016 our financial priorities include implementing strict expense controls, reducing capital expenditures and lowering store costs. To that end, we will begin making strategic reductions to the size of our store base as e-Commerce sales penetration continues to increase. We anticipate these actions will help drive EBITDA dollar growth in fiscal year 2016, and have a more pronounced effect in fiscal year 2017. We also expect to continue to generate strong cash flow. We plan to continue to return excess capital to shareholders through share repurchases and cash dividends. Today we announced a 17% increase in our quarterly dividend to $0.07 per share,” stated Mr. Smith.

Real Estate Optimization Initiative

The Company has initiated a plan to optimize its store portfolio as part of its ‘1 Pier 1’ strategy to drive growth through its omni-channel platform, reduce occupancy and payroll costs and improve efficiency. The Company plans to close approximately 100 stores over the next three years, primarily through natural lease expirations and relocations.

Laura Coffey, Executive Vice President and Interim CFO, stated, “We have a profitable network of Pier 1 Imports stores that are central to our competitive positioning and ability to deliver a superior customer experience. However, as the dynamic between stores and e-Commerce continues to evolve, we plan to selectively take advantage of natural lease expirations to reduce occupancy costs. We have identified approximately 100 stores which, while slightly profitable at the store level today, when closed over a natural cycle will be accretive to EBITDA. Within three years we expect to operate just under 1,000 retail stores. Going forward, we will continue to refine our financial strategy, including careful management of selling, general and administrative expenses, to maximize profitability and cash flow.”

Mr. Smith concluded, “Looking ahead to fiscal 2017, we expect to achieve measured top line growth, inclusive of store closures, and grow e-Commerce sales penetration to approximately 20%. Our priority is to leverage the investments made to date in our omni-channel business and more purposefully manage the main operating levers of our new business model, namely store related expenses – occupancy and payroll – and also fulfillment costs. As e-Commerce sales, specifically fulfilled sales, continue to grow, our execution against these levers is expected to contribute to strong year-over-year improvement in EBITDA, operating income and EPS.”

Fiscal 2016 Full-Year and First Quarter Financial Guidance

The Company is providing the following guidance for full-year fiscal 2016:

  Company comparable sales growth, which includes e-Commerce, in the mid-single digits;
  Merchandise margin, as a percentage of sales, of 58.0% to 58.2%;
  Selling, general and administrative expenses approximately flat to slightly leveraged, as a percentage of sales, compared to fiscal 2015;
  EBITDA margins comparable to fiscal 2015;
  Depreciation of approximately $50 million to $55 million;
  Operating income, as a percentage of sales, comparable to fiscal 2015;
  Earnings per share in the range of $0.83 to $0.87, utilizing a fully diluted share count of approximately 89 million shares; and
  Capital expenditures of approximately $60 million.

The Company has provided the following guidance for the first quarter of fiscal 2016:

  Company comparable sales growth, which includes e-Commerce, of approximately 4.0%; and
  Earnings per share in the range of $0.07 to $0.08, utilizing a fully diluted share count of approximately 90 million shares.

Fourth Quarter and Fiscal 2015 Results Conference Call

The Company will host a conference call to discuss fiscal 2015 fourth quarter and fiscal year financial results at 3:30 p.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 88750369.

A replay will be available after 6:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 88750369.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures including merchandise margin, contribution from operations, EBITDA, adjusted net income and adjusted diluted earnings per share.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the three- and twelve-month periods ended February 28, 2015, and the three- and twelve-month periods ended March 1, 2014. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

A reconciliation of GAAP net income and diluted earnings per share to non-GAAP adjusted net income and adjusted diluted earnings per share is shown below for the three- and twelve-month periods ended February 28, 2015 (in millions except per share amounts).

	Fiscal Year 2015
	Three Months Ended	Twelve Months Ended
	February 28, 2015	February 28, 2015

Net income (GAAP)	$33.1	$75.2
Add back: Retirement related expenses, net of tax (non-GAAP)	2.0	2.0
Adjusted net income (non-GAAP)	$35.1	$77.2

Diluted earnings per share (GAAP)	$0.37	$0.82
Add back: Retirement related expenses, net of tax (non-GAAP)	0.02	0.02
Adjusted diluted earnings per share (non-GAAP)	$0.39	$0.84

Merchandise margin represents the result of adding back delivery, fulfillment and store occupancy costs to gross profit. Contribution from operations represents gross profit, less compensation for operations (which includes store and customer service payroll) and operational expenses. EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes merchandise margin, contribution from operations and EBITDA are meaningful indicators of the Company’s performance which provide useful information to investors regarding its financial condition and results of operations. Management uses merchandise margin, contribution from operations and EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. These non-GAAP financial measures should not be considered in isolation or used as an alternative to GAAP financial measures and do not purport to be an alternative to net income or gross profit as a measure of operating performance. A reconciliation of net income to EBITDA to contribution from operations to merchandise margin is shown below for the periods indicated (in millions).

		Three Months Ended				Twelve Months Ended
		February 28, 2015		March 1, 2014		February 28, 2015		March 1, 2014
		$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales

Merchandise margin (non-GAAP)		$302.1	55.6%	$292.0	56.6%	$1,081.2	58.0%	$1,048.1	59.2%

Less:	Delivery and fulfillment costs	12.3	2.3%	4.4	0.9%	32.9	1.8%	14.0	0.8%
	Store occupancy	75.4	13.9%	73.2	14.2%	298.7	16.0%	288.4	16.3%

Gross profit (GAAP)		214.4	39.4%	214.4	41.6%	749.7	40.2%	745.6	42.1%

Less:	Compensation for operations	72.6	13.4%	66.3	12.8%	270.4	14.5%	256.4	14.5%
	Operational expenses	18.0	3.3%	17.8	3.5%	66.8	3.6%	58.5	3.3%

Contribution from operations (non-GAAP)		123.8	22.8%	130.4	25.3%	412.5	22.1%	430.7	24.3%

Less:	Other nonoperating income/expense	(2.1)	(0.4%)	(0.3)	(0.1%)	(2.8)	(0.1%)	(1.0)	(0.1%)
	Marketing and other SG&A	58.4	10.7%	49.8	9.7%	238.9	12.8%	216.4	12.2%

EBITDA (non-GAAP)		67.6	12.4%	80.8	15.7%	176.3	9.5%	215.4	12.2%

Less:	Income tax provision	19.5	3.6%	27.3	5.3%	45.2	2.4%	67.1	3.8%
	Interest expense, net	2.7	0.5%	0.5	0.1%	9.6	0.5%	1.8	0.1%
	Depreciation and amortization	12.3	2.2%	10.4	2.0%	46.3	2.5%	38.9	2.2%

Net income (GAAP)		$33.1	6.1%	$42.6	8.3%	$75.2	4.0%	$107.5	6.1%

This press release may be deemed to include forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, and changes in foreign currency values relative to the U.S. Dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

(Financials Attached)

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	February 28,	% of	March 1,	% of
	2015	Sales	2014	Sales

Net sales	$543,600	100.0%	$515,786	100.0%

Cost of sales	329,158	60.6%	301,350	58.4%

Gross profit	214,442	39.4%	214,436	41.6%

Selling, general and administrative expenses	149,028	27.4%	133,894	26.0%
Depreciation and amortization	12,272	2.2%	10,412	2.0%

Operating income	53,142	9.8%	70,130	13.6%

Nonoperating (income) and expenses:
Interest, investment income and other	(2,500)		(505)
Interest expense	3,044		726
	544	0.1%	221	0.0%

Income before income taxes	52,598	9.7%	69,909	13.6%
Income tax provision	19,509	3.6%	27,317	5.3%

Net income	$33,089	6.1%	$42,592	8.3%

Earnings per share:
Basic	$0.37		$0.42

Diluted	$0.37		$0.41

Dividends declared per share:	$0.06		$0.06

Average shares outstanding during period:
Basic	88,426		101,430

Diluted	89,421		103,024

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Twelve Months Ended
	February 28,	% of	March 1,	% of
	2015	Sales	2014	Sales

Net sales	$1,865,782	100.0%	$1,771,743	100.0%

Cost of sales	1,116,076	59.8%	1,026,180	57.9%

Gross profit	749,706	40.2%	745,563	42.1%

Selling, general and administrative expenses	576,131	30.9%	531,190	30.0%
Depreciation and amortization	46,304	2.5%	38,873	2.2%

Operating income	127,271	6.8%	175,500	9.9%

Nonoperating (income) and expenses:
Interest, investment income and other	(3,391)		(1,721)
Interest expense	10,260		2,572
	6,869	0.4%	851	0.0%

Income before income taxes	120,402	6.4%	174,649	9.9%
Income tax provision	45,240	2.4%	67,118	3.8%

Net income	$75,162	4.0%	$107,531	6.1%

Earnings per share:
Basic	$0.83		$1.03

Diluted	$0.82		$1.01

Dividends declared per share:	$0.24		$0.21

Average shares outstanding during period:
Basic	91,081		104,121

Diluted	92,128		106,248

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	February 28,	March 1,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $69,572 and $121,446, respectively	$100,064	$126,695
Accounts receivable, net	29,405	24,614
Inventories	478,843	377,650
Prepaid expenses and other current assets	45,851	47,547
Total current assets	654,163	576,506

Properties, net of accumulated depreciation of $446,237 and $424,246, respectively	214,048	183,352
Other noncurrent assets	41,993	43,765
	$910,204	$803,623

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$102,762	$84,238
Gift cards and other deferred revenue	63,002	57,428
Accrued income taxes payable	13,505	14,025
Current portion of long-term debt	2,000	-
Other accrued liabilities	107,544	110,278
Total current liabilities	288,813	265,969

Long-term debt	204,746	9,500
Other noncurrent liabilities	79,378	78,722

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125
Paid-in capital	222,438	235,637
Retained earnings	713,575	660,040
Cumulative other comprehensive loss	(9,985)	(6,114)
Less --35,320,000 and 26,517,000 common shares in treasury, at cost, respectively	(588,886)	(440,256)
	337,267	449,432
	$910,204	$803,623

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended
	February 28,	March 1,
	2015	2014

Cash flows from operating activities:
Net income	$75,162	$107,531
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	54,299	45,803
Stock-based compensation expense	7,332	11,984
Deferred compensation	8,244	6,739
Deferred income taxes	7,647	13,907
Excess tax benefit from stock-based awards	(2,694)	(2,265)
Amortization of deferred gains	(3,575)	(3,180)
Change in reserve for uncertain tax positions	(1,078)	6,241
Other	(2,486)	(3,665)
Changes in cash from:
Inventories	(101,193)	(21,597)
Proprietary credit card receivables	(351)	(1,585)
Prepaid expenses and other assets	(4,120)	(6,697)
Accounts payable and accrued expenses	26,330	14,034
Accrued income taxes payable, net of payments	2,174	(8,018)
Net cash provided by operating activities	65,691	159,232

Cash flows from investing activities:
Capital expenditures	(81,859)	(80,306)
Proceeds from disposition of properties	35	12,593
Proceeds from sale of restricted investments	1,715	758
Purchase of restricted investments	(3,192)	(3,196)
Net cash used in investing activities	(83,301)	(70,151)

Cash flows from financing activities:
Cash dividends	(21,627)	(21,697)
Purchases of treasury stock	(185,540)	(192,284)
Stock options exercised, stock purchase plan and other, net	2,088	18,923
Excess tax benefit from stock-based awards	2,694	2,265
Issuance of long-term debt, net of discount	198,000	-
Repayments of long-term debt	(1,000)	-
Debt issuance costs	(3,636)	(1,149)
Borrowing of notes payable	60,000	-
Repayments of notes payable	(60,000)	-
Net cash used in financing activities	(9,021)	(193,942)

Change in cash and cash equivalents	(26,631)	(104,861)

Cash and cash equivalents at beginning of period	126,695	231,556

Cash and cash equivalents at end of period	$100,064	$126,695

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083